State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 10/16/2023
FILED 12:59 PM 10/16/2023
SR 20233737081 - File Number 7598584

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
HEALTHCARE BUSINESS RESOURCES INC.

Healthcare Business Resources Inc. (the "**corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**"), hereby certifies that:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (this "**Amendment**") amends the provisions of the Certificate of Incorporation of the corporation, filed with the Delaware Secretary of State on September 9, 2019 (as amended, the "**Certificate**").
2. This Amendment has been approved and duly adopted by resolution of the corporation's Board of Directors and the written consent of the requisite majority of stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL and the provisions of the Certificate.
3. Article Four of the Certificate of Incorporation is amended to read in its entirety as follows:

   FOURTH: The total number of shares of which the corporation is authorized to issue is 2,500,000,000 shares of common stock, par value $0.001 per share.
4. All other provisions of the Certificate remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the corporation has executed this Certificate of Amendment to Certificate of Incorporation as of October 16, 2023.

HEALTHCARE BUSINESS RESOURCES INC.

By: ____________________

Name: Stephen Epstein
Title: CEO, Pres., CFO, Secretary